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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF GEORGOPOULOS PAHLAVAN & PRINCE, LLP]

June 26, 2000

Fusion Medical Technologies, Inc.
34175 Ardenwood Blvd.
Fremont, CA 94005

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 26, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,100,000 shares (the "Shares") of Common Stock of Fusion Medical Technologies, Inc. (the "Company"). The Shares are to be sold by the Company and the selling stockholders as described in such Registration Statement for the sale to the public. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that, upon approval by the Company's Board of Directors, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                     Very truly yours,

                                     /s/ GEORGOPOULOS PAHLAVAN & PRINCE, LLP
                                     -----------------------------------------
                                     Georgopoulos Pahlavan & Prince, LLP